Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

FOURTH QUARTER 2003 RESULTS

Revenues of $129.9 Million;

GAAP Net Income at $0.14 Per Diluted Share;

ENGLEWOOD, COLO. (January 27, 2004) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended December 31, 2003.

Fourth Quarter 2003 Highlights:

•	GAAP results were as follows: total revenues were $129.9 million; operating income was $16.4 million; and net income per diluted share was $0.14.

•	Cash flows from operations for the quarter ended December 31, 2003 were negative $(38.5) million, which reflects the impact of the $94.4 million arbitration payments made to Comcast during the current quarter (see CSG’s Form 10-Q dated November 14, 2003 for additional discussion of the arbitration ruling).

•	CSG signed a number of contracts during the quarter including: Time Warner, Tata, BSNL, Cesky Mobile, British Telecom, and BskyB.

•	CSG continued to see strong interest in its newly introduced Kenan FX business framework. Since its September introduction, six carriers have chosen to upgrade or implement the solution.

•	CSG successfully completed its exchange program for certain outstanding stock options held by CSG employees (see press release dated December 19, 2003).

•	CSG adopted the fair value method of accounting for stock-based awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (see press release dated December 10, 2003).

•	CSG favorably amended its Bank Credit Agreement (see press release dated December 8, 2003).

“I am very pleased with our execution this past quarter in what continues to be a challenging environment,” said Neal Hansen, chairman and chief executive officer of CSG Systems International, Inc., “We executed flawlessly on our cost reduction program. We favorably amended our credit agreement so that we are in compliance. We have put an incentive program in place to ensure that our employees’ and shareholders’ interests are aligned for the long-term. We continue to generate strong cash flows, which allowed us to pay $94.4 million of the arbitration award to Comcast during this quarter. And, we continue to strengthen our relationships with our customer base.”

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CSG Systems International, Inc.

January 27, 2004

Summary Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended December 31,			Year Ended December 31,
	2003	2002	Percent Change	2003 (1)	2002	Percent Change
Total revenues, net	$129,857	$155,205	(16)%	$439,660	$610,932	(28)%
Operating income (loss)	16,358	33,400	(51)%	(39,561)	101,157	(139)%
Net income (loss)	7,071	17,057	(59)%	(26,277)	44,618	(159)%
Net income (loss) per diluted share	0.14	0.33	(58)%	(0.51)	0.85	(160)%
Certain non-cash expenses (2):
Depreciation	3,916	4,929	(21)%	17,378	18,839	(8)%
Amortization	5,619	6,448	(13)%	24,303	22,138	10%
Stock-based compensation	1,491	1,091	37%	5,559	1,413	293%

Total	$11,026	$12,468	(12)%	$47,240	$42,390	11%

(1)	The $119.6 million Comcast arbitration award was recorded as a charge to revenue in the third quarter of 2003.
(2)	These items are calculated in accordance with GAAP, and are reflected in the accompanying Condensed Consolidated Statements of Cash Flows.

Fourth Quarter 2003 Results

Processing revenues for the fourth quarter of 2003 were $80.8 million, compared to $96.9 million for the same period last year. This reduction between quarters relates primarily to the lower revenues from Comcast as a result of the arbitration ruling. CSG’s processing revenues for the third quarter of 2003, net of the impact of the $13.5 million arbitration award attributed to processing revenues for the third quarter of 2003, were approximately $79.4 million.

Software revenues decreased 31 percent year-over-year to $8.5 million and decreased 20 percent from the third quarter of 2003. Compared to the fourth quarter last year, maintenance revenues decreased 10 percent to $24.7 million, however increased 4 percent from the third quarter of 2003. Professional services generated $15.9 million of revenue in the quarter, a 14 percent decrease when compared to the same period last year and a 9 percent decrease when compared to the third quarter of 2003.

Net income presented under generally accepted accounting principles (“GAAP”) for the fourth quarter of 2003 was $7.1 million, or $0.14 per diluted share. The fourth quarter results for 2003 were reduced by restructuring charges of approximately $4.2 million, or $0.04 per diluted share. GAAP net income for the fourth quarter of 2002 was $17.1 million, or $0.33 per diluted share. The fourth quarter 2002 results were reduced by approximately $1.2 million, or $0.01 per diluted share, due to restructuring charges and Kenan Business acquisition-related expenses. This represents a decrease in GAAP net income between the fourth quarters of 2003 and 2002 of approximately $10.0 million, or $0.19 per diluted share, with the decrease related primarily to lower revenues between periods.

CSG Systems International, Inc.

January 27, 2004

Adoption of SFAS No. 123

As discussed in a press release dated December 10, 2003, CSG adopted the fair value method of accounting for stock-based awards in accordance with SFAS No. 123 during the fourth quarter of 2003, using the prospective method of transition as outlined in SFAS No. 148.

The adoption of this accounting standard was effective as of January 1, 2003. Total stock-based compensation expense included in the results of operations for the fourth quarter of 2003 was approximately $1.5 million, with approximately $0.5 million attributed to the adoption of this accounting standard. The $0.6 million impact of adopting SFAS No. 123 for the first three quarters of 2003 is not included in the fourth quarter results of operations, but is included in the results of operations for the year ended December 31, 2003.

Impact to the Fourth Quarter from the Arbitration Ruling

CSG’s fourth quarter reduction in processing revenues reflects the impact of the arbitrator’s ruling from October 7, 2003. For more information regarding the Comcast arbitration and the ruling, see CSG’s Form 10-Q filed on November 14, 2003.

During the fourth quarter of 2003, CSG paid approximately $94.4 million of the $119.6 million arbitration award to Comcast, using available corporate funds. On January 23, 2004, CSG paid the remaining $25.2 million of the award, using available corporate funds. The arbitration payments are deductible for income tax purposes. As a result, CSG expects to receive an income tax refund in the first half of 2004 of approximately $35 million as a result of CSG’s ability to carry back its 2003 net operating loss to previous years.

CSG Systems International, Inc.

January 27, 2004

Divisional Results

CSG is organized into two divisions: the Broadband Services Division and the Global Software Services Division. CSG excludes its restructuring charges and Kenan Business acquisition-related expenses in the determination of its GAAP segment results. The results of operations for the divisions were as follows (in thousands, except percentages):

	Three Months Ended December 31, 2003
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$79,323	$1,476	$—	$80,799
Software revenues	1,109	7,410	—	8,519
Maintenance revenues	3,998	20,659	—	24,657
Professional services revenues	658	15,224	—	15,882

Total revenues	85,088	44,769	—	129,857
Segment operating expenses (3)	51,541	43,987	13,724	109,252

Contribution margin (loss) (3)	$33,547	$782	$(13,724)	$20,605

Contribution margin (loss) percentage	39.4%	1.7%	N/A	15.9%

	Three Months Ended December 31, 2002
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$96,736	$193	$—	$96,929
Software revenues	939	11,426	—	12,365
Maintenance revenues	5,078	22,383	—	27,461
Professional services revenues	372	18,078	—	18,450

Total revenues	103,125	52,080	—	155,205
Segment operating expenses (3)	51,824	52,417	16,371	120,612

Contribution margin (loss) (3)	$51,301	$(337)	$(16,371)	$34,593

Contribution margin (loss) percentage	49.7%	(0.6)%	N/A	22.3%

	Year Ended December 31, 2003 (4)
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues (Broadband Division inclusive in 2003 of $13,472 charge for arbitration ruling attributable to the third quarter of 2003)	$338,936	$3,449	$—	$342,385
Software revenues	5,141	36,290	—	41,431
Maintenance revenues (Broadband Division inclusive in 2003 of $450 charge for arbitration ruling attributable to the third quarter of 2003)	18,755	74,809	—	93,564
Professional services revenues	1,550	66,409	—	67,959

Subtotal	364,382	180,957	—	545,339

Charge for arbitration ruling attributable to periods prior to July 1, 2003	(105,679)	—	—	(105,679)

Total revenues, net	258,703	180,957	—	439,660
Segment operating expenses (3)	211,103	190,166	66,102	467,371

Contribution margin (loss) (3)	$47,600	$(9,209)	$(66,102)	$(27,711)

Contribution margin (loss) percentage	18.4%	(5.1)%	N/A	(6.3)%

CSG Systems International, Inc.

January 27, 2004

	Year Ended December 31, 2002
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$372,426	$607	$—	$373,033
Software revenues	24,233	44,143	—	68,376
Maintenance revenues	20,274	68,801	—	89,075
Professional services revenues	2,267	78,181	—	80,448

Total revenues	419,200	191,732	—	610,932
Segment operating expenses (3)	212,087	203,809	51,201	467,097

Contribution margin (loss) (3)	$207,113	$(12,077)	$(51,201)	$143,835

Contribution margin (loss) percentage	49.4%	(6.3)%	N/A	23.5%

(3)	CSG’s segment operating expenses and contribution margin (loss), determined in accordance with GAAP, exclude: (i) restructuring charges of: $4.2 million and $11.9 million, respectively, for the three months and year ended December 31, 2003; and $0.7 million and $12.7 million, respectively, for the three months and year ended December 31, 2002; and (ii) Kenan Business acquisition-related expenses of $0.5 million and $30.0 million, respectively, for the three months and year ended December 31, 2002.
(4)	CSG recorded the impact from the Comcast arbitration ruling in the third quarter ended September 30, 2003 as a charge to revenue. Based on the arbitrator’s ruling, the $119.6 million award was segregated such that $105.7 million was attributable to periods prior to July 1, 2003, and $13.9 million was attributable to the third quarter of 2003.

Broadband Services Division

The Broadband Services Division continued to strengthen its relationships with key customers, including Time Warner. Time Warner expanded its use of several solutions aimed at decreasing churn, automating the dispatch and technician functions, and increasing cash flow through the automation of several financial areas.

In addition, the Company showcased its advanced convergent solution for the North American broadband industry at the Western Show in December.

Total domestic customer accounts processed on CSG’s system are shown in the table below (in thousands).

	December 31, 2003	September 30, 2003	Percent Change
Video	42,522	42,215	1%
Internet	1,572	1,589	(1)%
Telephony	54	75	(28)%

Total	44,148	43,879	1%

CSG Systems International, Inc.

January 27, 2004

Global Software Services Division

The GSS Division signed several new and expanded contracts during the quarter, including an expansion of its relationship with Tata Group, India’s leading provider of convergent telecommunications services; British Telecommunications, Britain’s largest telecommunications provider; BSNL, one of India’s leading wireless providers; BskyB, one of Europe’s leading direct broadcast satellite providers; and Cesky Mobile, Czechoslovakia’s leading wireless provider.

The division continued to see strong interest in its newly introduced Kenan FX business framework. Since its September 2003 introduction, six carriers have chosen to upgrade or implement this pre-integrated, modular customer management, revenue enablement and billing solution.

Financial Condition

As of December 31, 2003, CSG had cash and short-term investments of $105.4 million, compared to $144.5 million, as of September 30, 2003. Billed net accounts receivable were $130.7 million as of December 31, 2003, compared to $149.1 million as of September 30, 2003.

In December 2003, CSG favorably amended its credit agreement (see press release dated December 8, 2003) and is in compliance with its financial and non-financial covenants. As part of the amendment, CSG agreed to a 75 basis point increase in the interest rate spread on its debt. CSG also agreed to a number of other modifications to the credit agreement, including a mandatory payment of $30 million in July 2004, a reduction in its revolver to $40 million and additional limitations on certain investments, acquisitions and capital expenditures. The $30 million payment is expected to be paid with the proceeds from CSG’s estimated $35 million income tax refund that is expected to be received in the first half of 2004. Including this payment, CSG’s scheduled principal payments within the next 12 months are $45.1 million, with the first payment due on June 30, 2004 in the amount of $1.9 million.

Cash flows from operations for the quarter ended December 31, 2003 were negative $(38.5) million, which reflects the impact of the $94.4 million arbitration payment made to Comcast during the fourth quarter of 2003. Absent these payments, CSG generated strong cash flows from operations for the quarter, primarily as a result of continued success in collecting on its accounts receivables.

As of January 23, 2004 (after the final arbitration payment of $25.2 million was made to Comcast), CSG had approximately $90 million of cash available for operations. CSG believes that its current cash, together with cash expected to be generated from future operating activities, will be sufficient to meet its anticipated cash requirements going forward.

During the fourth quarter of 2003, CSG did not acquire any of its common stock under its authorized stock repurchase program.

CSG Systems International, Inc.

January 27, 2004

First Quarter and Full Year 2004 Financial Guidance

“Our financial guidance for the first quarter reflects a stabilization in our business,” Peter Kalan, chief financial officer, said. “For the first quarter, we are expecting revenues of between $125 million and $132 million, pre-tax income of between $13 million and $17 million and earnings per diluted share, using a 38 percent effective income tax rate, of between 15 and 20 cents.

“In 2004, we are expecting revenues of between $520 million and $535 million,” Kalan added. “In addition, we expect earnings per diluted share of between 77 cents and 87 cents, based on an estimated effective income tax rate of 38 percent, which is significantly lower than 2003’s effective income tax rate.

“In addition, there are a number of non-cash items included in our earnings per share guidance,” Kalan said. “These non-cash items include amortization of approximately $23 million or 27 cents per diluted share, depreciation expense of approximately $16 million or 19 cents per diluted share, and stock-based compensation expense of approximately $14 million or 17 cents per diluted share. Our guidance does not include any restructuring charges that may be incurred during 2004 as we are not able to estimate them today.”

Conference Call

CSG will host a one-hour conference call on Tuesday, January 27, at 5 p.m. EDT, to discuss CSG’s fourth quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly-owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its existing contract with Comcast, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. Further, should Comcast terminate the Master Subscriber Agreement unilaterally and only be liable to CSG for contract damages in the amount of $44 million, it would have a material adverse impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market

CSG Systems International, Inc.

January 27, 2004

penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; and 10) CSG’s ability to implement a cost reduction program, with a risk of material restructuring charges, that achieves the expected savings over the next five quarters while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

CSG Systems International, Inc.

January 27, 2004

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$105,397	$94,424
Short-term investments	—	1,013

Total cash, cash equivalents and short-term investments	105,397	95,437
Trade accounts receivable-
Billed, net of allowance of $11,145 and $12,079	130,691	160,417
Unbilled and other	18,042	28,856
Purchased Kenan Business accounts receivable	—	603
Deferred income taxes	9,134	8,355
Income tax receivable	35,076	—
Other current assets	11,697	10,568

Total current assets	310,037	304,236
Property and equipment, net of depreciation of $89,529 and $74,023	38,218	46,442
Software, net of amortization of $62,957 and $48,582	37,780	50,478
Goodwill	219,199	220,065
Client contracts, net of amortization of $50,973 and $42,954	57,458	63,805
Deferred income taxes	53,327	37,163
Other assets	8,756	9,128

Total assets	$724,775	$731,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$45,137	$16,370
Client deposits	17,175	16,350
Trade accounts payable	21,291	24,810
Accrued employee compensation	32,415	26,707
Deferred revenue	52,655	45,411
Income taxes payable	20,723	30,469
Arbitration charge payable	25,181	—
Other current liabilities	25,818	24,337

Total current liabilities	240,395	184,454

Non-current liabilities:
Long-term debt, net of current maturities	183,788	253,630
Deferred revenue	3,270	2,090
Other non-current liabilities	6,537	9,038

Total non-current liabilities	193,595	264,758

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 53,788,062 shares and 51,726,528 shares outstanding	593	577
Additional paid-in capital	281,784	255,452
Deferred employee compensation	(4,458)	(3,904)
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on short-term investments, net of tax	1	(6)
Cumulative translation adjustments	6,519	1,060
Treasury stock, at cost, 5,499,796 shares and 5,979,796 shares	(171,111)	(186,045)
Accumulated earnings	177,457	214,971

Total stockholders’ equity	290,785	282,105

Total liabilities and stockholders’ equity	$724,775	$731,317

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CSG Systems International, Inc.

January 27, 2004

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues:
Processing and related services (inclusive in 2003 of $13,472 charge for arbitration ruling attributable to the third quarter of 2003)	$80,799	$96,929	$342,385	$373,033
Software	8,519	12,365	41,431	68,376
Maintenance (inclusive in 2003 of $450 charge for arbitration ruling attributable to the third quarter of 2003)	24,657	27,461	93,564	89,075
Professional services	15,882	18,450	67,959	80,448

Subtotal	129,857	155,205	545,339	610,932

Charge for arbitration ruling attributable to periods prior to July 1, 2003	—	—	(105,679)	—

Total revenues, net	129,857	155,205	439,660	610,932

Cost of revenues:
Cost of processing and related services	35,043	35,605	141,242	141,069
Cost of software and maintenance	18,452	18,368	72,703	57,580
Cost of professional services	13,904	18,235	63,910	64,343

Total cost of revenues	67,399	72,208	277,855	262,992

Gross margin (exclusive of depreciation)	62,458	82,997	161,805	347,940

Operating expenses:
Research and development	16,181	15,524	62,924	73,674
Selling, general and administrative	21,756	27,951	109,214	111,592
Depreciation	3,916	4,929	17,378	18,839
Restructuring charges	4,247	694	11,850	12,721
Kenan Business acquisition-related expenses	—	499	—	29,957

Total operating expenses	46,100	49,597	201,366	246,783

Operating income (loss)	16,358	33,400	(39,561)	101,157

Other income (expense):
Interest expense	(4,070)	(3,675)	(14,717)	(14,033)
Interest and investment income, net	325	282	1,437	1,906
Other	799	170	4,381	(1,486)

Total other	(2,946)	(3,223)	(8,899)	(13,613)

Income (loss) before income taxes	13,412	30,177	(48,460)	87,544
Income tax (provision) benefit	(6,341)	(13,120)	22,183	(42,926)

Net income (loss)	$7,071	$17,057	$(26,277)	$44,618

Basic net income (loss) per common share:
Net income (loss) available to common stockholders	$0.14	$0.33	$(0.51)	$0.86

Weighted average common shares	51,610	51,257	51,432	52,116

Diluted net income (loss) per common share:
Net income (loss) available to common stockholders	$0.14	$0.33	$(0.51)	$0.85

Weighted average common shares	51,836	51,559	51,432	52,525

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CSG Systems International, Inc.

January 27, 2004

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Year Ended
	December 31, 2003	December 31, 2002
Cash flows from operating activities:
Net income (loss)	$(26,277)	$44,618
Adjustments to reconcile net income (loss) to net cash provided by operating activities -
Depreciation	17,378	18,839
Amortization	24,303	22,138
Charge for in-process purchased research and development	—	19,300
Restructuring charge for abandonment of facilities	4,424	6,797
Gain on short-term investments	(19)	(49)
Deferred income taxes	2,018	(600)
Tax benefit of stock options exercised	33	449
Stock-based employee compensation	5,559	1,413
Impairment of intangible assets	—	1,906
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	45,604	(17,870)
Other current and non-current assets	(1,536)	(2,288)
Arbitration charge payable	25,181	—
Income taxes payable/receivable	(41,244)	12,994
Accounts payable and accrued liabilities	(2,003)	7,008
Deferred revenues	6,932	(26,531)

Net cash provided by operating activities	60,353	88,124

Cash flows from investing activities:
Purchases of property and equipment	(9,021)	(12,666)
Purchases of short-term investments	(7,763)	(4,201)
Proceeds from sale of short-term investments	8,795	56,568
Acquisition of businesses and assets, net of cash acquired	(2,613)	(270,567)
Acquisition of and investments in client contracts	(1,767)	(3,387)

Net cash used in investing activities	(12,369)	(234,253)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,670	2,784
Repurchase/cancellation of common stock	(207)	(18,919)
Proceeds from long-term debt	—	300,000
Payments on long-term debt	(41,075)	(61,500)
Proceeds from revolving credit facility	—	5,000
Payments on revolving credit facility	—	(5,000)
Payments of deferred financing costs	(1,077)	(8,365)

Net cash provided by (used in) financing activities	(40,689)	214,000

Effect of exchange rate fluctuations on cash	3,678	(3,612)

Net increase in cash and cash equivalents	10,973	64,259
Cash and cash equivalents, beginning of period	94,424	30,165

Cash and cash equivalents, end of period	$105,397	$94,424

Supplemental disclosures of cash flow information:
Cash paid during the period for -
Interest	$11,251	$12,021
Income taxes	$13,035	$30,767